Exhibit 10.2

October 31, 2017

To:                             Corporate Office Properties Trust

6711 Columbia Gateway Drive, Suite 300

Columbia, MD 21046

From:               Wells Fargo Bank, National Association

375 Park Avenue

New York, NY 10152

Attn:        Structuring Services Group

Telephone No.:             212-214-6101

Facsimile No.:                   212-214-5913

Dear Sirs,

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between us on the Trade Date specified below (the “Transaction”).  This Confirmation constitutes a “Confirmation” as referred to in the 2002 ISDA Master Agreement specified below.

1.                                      The definitions and provisions contained in the 2000 ISDA Definitions (the “2000 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “2002 Definitions” and, together with the 2000 Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation.  In the event of any inconsistency between the 2002 Definitions and the 2000 Definitions, the 2002 Definitions will govern.  In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.

This Confirmation together with the Agreement evidence a complete and binding agreement between Party A and Party B as to the subject matter and terms of the Transaction to which this Confirmation relates, and shall supersede all prior or contemporaneous written or oral communications with respect thereto. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Party A and Party B had executed the Agreement in such form on the Trade Date (but without any Schedule except for the election of the laws of the State of New York as the governing law). In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.  For purposes of the 2002 Definitions, the Transaction is a Share Forward Transaction.

Party A and Party B each represents to the other that it has entered into the Transaction in reliance upon such tax, accounting, regulatory, legal, and financial advice as it deems necessary and not upon any view expressed by the other.

2.                                      The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Party A:	Wells Fargo Bank, National Association

Party B:	Corporate Office Properties Trust

Trade Date:	October 31, 2017

Effective Date:	November 2, 2017

Base Amount:	Initially, 1,200,000 Shares. On each Settlement Date, the Base Amount shall be reduced by the number of Settlement Shares for such Settlement Date.

Maturity Date:	April 30, 2019 (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

Forward Price:

On the Effective Date, the Initial Forward Price, and on any other day, the Forward Price as of the immediately preceding calendar day multiplied by the sum of (i) 1 and (ii) the Daily Rate for such day; provided that on each Forward Price Reduction Date, the Forward Price in effect on such date shall be the Forward Price otherwise in effect on such date, minus the Forward Price Reduction Amount for such Forward Price Reduction Date.

Initial Forward Price:	USD 29.76 per Share.

Daily Rate:	For any day, (i)(A) USD-Federal Funds Rate for such day, minus (B) the Spread, divided by (ii) 365.

Overnight Bank Rate

For any day, the rate set forth for such day opposite the caption “Overnight bank funding rate”, as such rate is displayed on Bloomberg Screen “OBFR01 <Index> <GO>”, or any successor page; provided that, if no rate appears for a particular day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.

Spread:	0.75%

Forward Price Reduction Date:	December 28, 2017, March 28, 2018, June 28, 2018, September 27, 2018, December 28, 2018, March 28, 2019 and June 27, 2019.

Forward Price Reduction Amount:

For each Forward Price Reduction Date, the Forward Price Reduction Amount set forth opposite such date on Schedule I. No Forward Price Reduction Amount for a Forward Price Reduction Date shall be applied to reduce the Forward Price more than once.

Shares:	Common shares of beneficial interest, USD 0.01 par value per share, of Party B (also referred to herein as the “Issuer”) (Exchange identifier: “OFC”).

Exchange:	The New York Stock Exchange.

Related Exchange(s):	All Exchanges.

Clearance System:	DTC.

Calculation Agent:

Party A; provided that following the occurrence and during the continuation of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Party A is the Defaulting Party, (i) Party A may designate a nationally or internationally recognized third-party dealer with expertise in over-the-counter corporate equity derivatives (an “Equity Derivatives Dealer”) that is not an Affiliate of Party A and with respect to which no event of the type described in Section 5(a)(vii) of the Agreement is ongoing to replace Party A as Calculation Agent, and (ii) if Party A does not so designate any replacement Calculation Agent by the 10th Exchange Business Day following the date on which a calculation or determination is required to be made hereunder by the Calculation Agent, Party B shall have the right to designate an independent Equity Derivatives Dealer to replace Party A as Calculation Agent and, in each case, the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent. Any determination or calculation by the Calculation Agent in such capacity shall be made in good faith and in a commercially reasonable manner.

Settlement Terms:

Settlement Date:

Any Scheduled Trading Day following the Effective Date and up to and including the Maturity Date, as designated by (a) Party A pursuant to “Termination Settlement” below or (b) Party B in a written notice (a “Settlement Notice”) that satisfies the Settlement Notice Requirements and is delivered to Party A at least (i) three Scheduled Trading Days prior to such Settlement Date, which may be the Maturity Date, if Physical Settlement applies, and (ii) 30 Scheduled Trading Days prior to such Settlement Date, which may be the Maturity Date, if Cash Settlement or Net Share Settlement applies; provided that (i) the Maturity Date shall be a Settlement Date if on such date the Base Amount is greater than zero, (ii) if Physical Settlement or Net Share Settlement applies and a Settlement Date specified above (including a Settlement Date occurring on the Maturity Date) is not a Clearance System Business Day, the Settlement Date shall be the next following Clearance System Business Day, and (iii) if Cash Settlement or Net Share Settlement applies and Party A shall have fully unwound its hedge during an Unwind Period by a date that is more than three Scheduled Trading Days prior to a Settlement Date specified above, Party A may, by written notice to Party

B, specify any Scheduled Trading Day prior to such originally specified Settlement Date as the Settlement Date.

Settlement Shares:

With respect to any Settlement Date, a number of Shares, not to exceed the Base Amount, designated as such by Party B in the related Settlement Notice or by Party A pursuant to “Termination Settlement” below; provided that on the Maturity Date the number of Settlement Shares shall be equal to the Base Amount on such date.

Settlement:

Physical Settlement, Cash Settlement or Net Share Settlement, at the election of Party B as set forth in a Settlement Notice delivered on or after the Effective Date that satisfies the Settlement Notice Requirements; provided that Physical Settlement shall apply (i) if no Settlement Method is validly selected, (ii) with respect to any Settlement Shares in respect of which Party A is unable, in its commercially reasonable judgment, to unwind its hedge by the end of the Unwind Period in a manner that, in the reasonable judgment of Party A, is consistent with the requirements for qualifying for the safe harbor provided by Rule 10b-18 under the Exchange Act or due to the lack of sufficient liquidity in the Shares on any Exchange Business Day during the Unwind Period or (iii) to any Termination Settlement Date (as defined below under “Termination Settlement”).

For greater clarity, with respect to any Settlement Date (x) in respect of which Cash Settlement applies, Party A shall be deemed to have completed unwinding its hedge in respect of the portion of the Transaction to be settled on such Settlement Date when it has purchased (or, to the extent applicable, unwound derivative positions (including, but not limited to, swaps or options related to the Shares) resulting in Party A’s synthetic purchase of) an aggregate number of Shares equal to the number of Settlement Shares for such Settlement Date and (y) in respect of which Net Share Settlement applies, Party A shall be deemed to have completed unwinding its hedge in respect of the portion of the Transaction to be settled on such Settlement Date when it has purchased (or, to the extent applicable, unwound derivative positions (including, but not limited to, swaps or options related to the Shares) resulting in Party A’s synthetic purchase of) an aggregate number of Shares having an aggregate purchase price equal to the Net Share Settlement Purchase Price for such Settlement Date.

Settlement Notice Requirements:

Notwithstanding any other provision hereof, a Settlement Notice delivered by Party B that specifies Cash Settlement or Net Share Settlement will not be effective to establish a Settlement Date or require Cash Settlement or Net Share Settlement unless Party B delivers to Party A with such Settlement Notice a representation signed by Party B substantially in the following form: “As of the date of this Settlement Notice, Party B is not aware of any material nonpublic information concerning itself or the Shares, and is designating the date contained herein as a Settlement Date and is electing Cash Settlement or Net Share Settlement, as the case may be, in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.”

Unwind Period:

Each Exchange Business Day that is not a Suspension Day during the period from and including the first Exchange Business Day following the date Party B validly elects Cash Settlement or Net Share Settlement in respect of a Settlement Date through the third Scheduled Trading Day preceding such Settlement Date (or the immediately preceding Exchange Business Day if such Scheduled Trading Day is not an Exchange Business Day); subject to “Termination Settlement” below. If any Exchange Business Day during an Unwind Period is a Disrupted Day, the Calculation Agent shall make commercially reasonable adjustments to the terms of the Transaction (including, without limitation, the Cash Settlement Amount, the number of Net Share Settlement Shares and the 10b-18 VWAP) to account for the occurrence of such Disrupted Day.

The parties hereto acknowledge and agree that they have entered into a substantially identical forward transaction with respect to 8,000,000 Shares pursuant to a confirmation dated as of October 30, 2017 (the “Base Confirmation”). Party A and Party B agree that if Party B designates a Settlement Date under the Base Confirmation and for which Cash Settlement or Net Share Settlement is applicable, and the resulting Unwind Period under the Base Confirmation coincides for any period of time with an Unwind Period for the Transaction (the “Matching Unwind Period”), then the Unwind Period under this Confirmation shall not commence (or, if the Unwind Period under this Confirmation has already commenced, such Unwind Period shall be suspended) until the Exchange Business Day immediately following the later of (i) the date Party A actually completes the unwind of its hedge with respect to the Base Confirmation in connection with the designation of such Settlement Date under the Base Confirmation, and (ii) the date the Matching Unwind Period ends.

Suspension Day:

Any Exchange Business Day on which Party A reasonably determines based on the advice of counsel that Cash Settlement or Net Share Settlement may violate applicable securities laws. Party A shall notify Party B if it receives such advice from its counsel.

Market Disruption Event:

Section 6.3(a)(ii) of the 2002 Definitions is hereby amended by replacing clause (ii) in its entirety with “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) the phrase “; in each case that the Calculation Agent determines is material.”

Exchange Act:	The Securities Exchange Act of 1934, as amended from time to time.

Physical Settlement:

On any Settlement Date in respect of which Physical Settlement applies, Party B shall deliver to Party A through the Clearance System the Settlement Shares for such Settlement Date, and Party A shall deliver to Party B, by wire transfer of immediately available funds to an account designated by Party B, an amount in cash equal to the Physical Settlement Amount for such Settlement Date, on a delivery versus payment basis.  If, on any Settlement Date, the Shares to be delivered by Party B to Party A hereunder are not so delivered (the “Deferred Shares”), and a Forward Price Reduction Date occurs during the period from, but excluding, such Settlement Date to, and including, the date such Shares are actually delivered to Party A, then the portion of the Physical Settlement Amount payable by Party A to Party B in respect of the Deferred Shares shall be reduced by an amount equal to the Forward Price Reduction Amount for such Forward Price Reduction Date, multiplied by the number of Deferred Shares.

Physical Settlement Amount:

For any Settlement Date in respect of which Physical Settlement applies, an amount in cash equal to the product of (i) the Forward Price on such Settlement Date and (ii) the number of Settlement Shares for such Settlement Date.

Cash Settlement:

On any Settlement Date in respect of which Cash Settlement applies, if the Cash Settlement Amount for such Settlement Date is a positive number, Party A will pay such Cash Settlement Amount to Party B. If the Cash Settlement Amount is a negative number, Party B will pay the absolute value of such Cash Settlement Amount to Party A. Such amounts shall be paid on the Settlement Date.

Cash Settlement Amount:

For any Settlement Date in respect of which Cash Settlement applies, an amount determined by the Calculation Agent equal to the difference between (1) the product of (i) (A) the average Forward Price over the applicable Unwind Period (calculated assuming no reduction to the Forward Price for any Forward Price Reduction Date that occurs during the Unwind Period, except as set forth in clause (2) below), minus USD 0.02, minus (B) the average of the 10b-18 VWAP prices per Share on each Exchange Business Day during such Unwind Period, and (ii) the number of Settlement Shares for such Settlement Date, and (2) the product of (i) the Forward Price Reduction Amount for any Forward Price Reduction Date that occurs during such Unwind Period and (ii) the number of Settlement Shares with respect to which Party A has not unwound its hedge as of such Forward Price Reduction Date.

Net Share Settlement:

On any Settlement Date in respect of which Net Share Settlement applies, if the number of Net Share Settlement Shares is a (i) negative number, Party A shall deliver a number of Shares to Party B equal to the absolute value of the Net

Share Settlement Shares, or (ii) positive number, Party B shall deliver to Party A the Net Share Settlement Shares; provided that if Party A determines in its good faith, commercially reasonable judgment that it would be required to deliver Net Share Settlement Shares to Party B, Party A may elect to deliver a portion of such Net Share Settlement Shares on one or more dates prior to the applicable Settlement Date.

Net Share Settlement Shares:

For any Settlement Date in respect of which Net Share Settlement applies, a number of Shares equal to (a) the number of Settlement Shares for such Settlement Date, minus (b) the number of Shares Party A actually purchases during the Unwind Period for a total purchase price (the “Net Share Settlement Purchase Price”) equal to the difference between (1) the product of (i) the average Forward Price over the applicable Unwind Period (calculated assuming no reduction to the Forward Price for any Forward Price Reduction Date that occurs during the Unwind Period, except as set forth in clause (2) below), minus USD 0.02, multiplied by (ii) the number of Settlement Shares for such Settlement Date, minus (2) the product of (i) the Forward Price Reduction Amount for any Forward Price Reduction Date that occurs during such Unwind Period, multiplied by (ii) the number of Shares with respect to which Party A has not unwound its hedge as of such Forward Price Reduction Date.

10b-18 VWAP:

For any Exchange Business Day during the Unwind Period which is not a Suspension Day, the volume-weighted average price at which the Shares trade as reported in the composite transactions for the Exchange on such Exchange Business Day, excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades on the Exchange on such Exchange Business Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Exchange Business Day and ten minutes before the scheduled close of the primary trading session in the market where the trade is effected, and (iv) trades on such Exchange Business Day that do not satisfy the requirements of Rule 10b-18(b)(3), as determined in good faith by the Calculation Agent. Party B acknowledges that Party A may refer to the Bloomberg Page “OFC <Equity> AQR SEC” (or any successor thereto), in its discretion, for such Exchange Business Day to determine the 10b-18 VWAP.

Settlement Currency:	USD.

Failure to Deliver:	Inapplicable.

Adjustments:

Potential Adjustment Event:	Section 11.2(e) of the 2002 Definitions is hereby amended by deleting clause (iii) thereof.

Method of Adjustment:

Calculation Agent Adjustment; notwithstanding anything in the 2002 Definitions to the contrary, the Calculation Agent may make an adjustment pursuant to Calculation Agent Adjustment to any one or more of the Base Amount, the Forward Price and any other variable relevant to the settlement or payment terms of the Transaction.

Additional Adjustment:

If, in Party A’s commercially reasonable judgment, the actual cost to Party A, over any two month period, of borrowing a number of Shares equal to the Base Amount to hedge its exposure to the Transaction exceeds a weighted average rate equal to 75 basis points per annum, the Calculation Agent shall reduce the Forward Price in order to compensate Party A for the amount by which such cost exceeded a weighted average rate equal to 75 basis points per annum during such period. The Calculation Agent shall notify Party B prior to making any such adjustment to the Forward Price and, upon the request of Party B, Party A shall provide an itemized list of its stock loan costs for the applicable two month period.

Account Details:

Payments to Party A:	Wells Fargo Bank, N.A.
ABA 121-000-248
Internal Acct No. 01020304464228
A/C Name: WFB Equity Derivatives

Payments to Party B:	To be advised under separate cover or telephone confirmed prior to each Settlement Date.

Delivery of Shares to Party A:	DTC Number: 2072
Agent ID: 52196
Institution ID: 52196

Delivery of Shares to Party B:	To be advised.

Offices:

The Office of Party A for the Transaction is:

Wells Fargo Bank, National Association

375 Park Avenue

New York, NY 10152

The Office of Party B for the Transaction is:                         Inapplicable, Party B is not a Multibranch Party.

3.                                      Other Provisions:

Opinion:

Party B shall deliver to Party A an opinion of counsel, dated as of the Trade Date, with respect to the matters set forth in Section 3(a) of the Agreement and clauses (m) and (n) under the heading “Additional Representations, Warranties and Agreements” set forth below in this Confirmation.  Delivery of such opinion to Party A shall be a condition precedent for the purpose of Section

2(a)(iii) of the Agreement with respect to each obligation of Party A under Section 2(a)(i) of the Agreement.

Conditions to Effectiveness:

The effectiveness of this Confirmation on the Effective Date shall be subject to (i) the condition that the representations and warranties of Party B contained in the Underwriting Agreement dated October 30, 2017 among Party B, Corporate Office Properties, L.P., Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Representatives of the several Underwriters, and the Forward Seller and Forward Purchaser party thereto (the “Underwriting Agreement”) and any certificate delivered pursuant thereto by Party B are true and correct or, as provided in the Underwriting Agreement or such certificate, true and correct in all material respects on the Effective Date as if made as of the Effective Date, (ii) the condition that Party B has performed all of the obligations required to be performed by it under the Underwriting Agreement on or prior to the Effective Date, (iii) the condition that Party B has delivered to Party A an opinion of counsel as required pursuant to the provision under the heading “Opinion” above, (iv) the satisfaction of all of the conditions set forth in Section 6 of the Underwriting Agreement, (v) the condition that the Underwriting Agreement shall not have been terminated pursuant to Section 8 thereof and (vi) the condition that neither of the following has occurred: (A) Party A (or its Affiliate) is unable to borrow and deliver for sale a number of Shares equal to the Base Amount or (B) in Party A’s commercially reasonable judgment Party A (or its Affiliate) would incur a cost to borrow a number of Shares equal to the Base Amount of more than a rate equal to 75 basis points per annum to do so (in which event this Confirmation shall be effective but the Base Amount for the Transaction shall be the number of Shares Party A (or an Affiliate thereof) is required to deliver in accordance with Section 3(d) of the Underwriting Agreement).

Representations and Agreements of Party B:

Party B (i) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into the Transaction; (ii) has consulted with its own legal, financial, accounting and tax advisors in connection with the Transaction; and (iii) is entering into the Transaction for a bona fide business purpose.

Party B is not and has not been the subject of any civil proceeding of a judicial or administrative body of competent jurisdiction that could reasonably be expected to impair materially Party B’s ability to perform its obligations hereunder.

Party B will by the next succeeding New York Business Day notify Party A upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default or a Potential Adjustment Event.

Additional Representations, Warranties and Agreements of Party B:  Party B hereby represents and warrants to, and agrees with, Party A as of the date hereof that:

(a)         Any Shares, when issued and delivered in accordance with the terms of the Transaction, will be duly authorized and validly issued, fully paid and nonassessable, and the issuance thereof will not be subject to any preemptive or similar rights.

(b)         Party B has reserved and will keep available at all times, free from preemptive rights, out of its authorized but unissued Shares, solely for the purpose of issuance upon settlement of the Transaction as herein provided, the full number of Shares as shall be issuable at such time upon settlement of the Transaction.  All Shares so issuable shall, upon such issuance, be accepted for listing or quotation on the Exchange. Party B shall have submitted an application for the listing of the Forward Shares (as defined below) on the Exchange, and such application and listing shall have been approved by the Exchange, subject only to official notice of issuance, in each case, on or prior to the Effective Date.  Party B agrees and acknowledges that such submission and approval shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Party A under Section 2(a)(i) of the Agreement.

(c)          Party B agrees to provide Party A at least five Exchange Business Days’ written notice (an “Issuer Repurchase Notice”) prior to executing any repurchase of Shares by Party B or any of its subsidiaries (or entering into any contract that would require, or give the option to, Party B or any of its subsidiaries, to purchase or repurchase Shares), whether out of profits or capital or whether the consideration for such repurchase is cash, securities or otherwise (an “Issuer Repurchase”), that alone or in the aggregate would result in the Base Amount Percentage (as defined below) being greater by 0.5% or more than the Base Amount Percentage at the time of the immediately preceding Issuer Repurchase Notice (or in the case of the first such Issuer Repurchase Notice, greater than the Base Amount Percentage as of the later of the date hereof or the immediately preceding Settlement Date, if any).  The “Base Amount Percentage” as of any day is the fraction (1) the numerator of which is the sum of (i) the Base Amount, and (ii) the “Base Amount” as such term is defined in the Base Confirmation, and (2) the denominator of which is the number of Shares outstanding on such day.

(d)         No filing with, or approval, authorization, consent, license, registration, qualification, order or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the execution, delivery and performance by Party B of this Confirmation and the consummation of the Transaction (including, without limitation, the issuance and delivery of Shares on any Settlement Date) except (i) such as have been obtained under the Securities Act of 1933, as amended (the “Securities Act”), (ii) as may be required to be obtained under state securities laws, and (iii) as required by the rules and regulations of the Exchange.

(e)          Party B agrees not to make any Issuer Repurchase if, immediately following such Issuer Repurchase, the Base Amount Percentage would be equal to or greater than 9.5%.

(f)           Party B is not insolvent, nor will Party B be rendered insolvent as a result of the Transaction.

(g)          Neither Party B nor any of its Affiliates shall take or refrain from taking any action (including, without limitation, any direct purchases by Party B or any of its Affiliates or any purchases by a party to a derivative transaction with Party B or any of its Affiliates), either under this Confirmation, under an agreement with another party or otherwise, that might cause any purchases of Shares by Party A or any of its Affiliates in connection with any Cash Settlement or Net Share Settlement of the Transaction not to meet the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act if such purchases were made by Party B and Rule 10b-18 were applicable to such purchases.

(h)         Party B will not engage in any “distribution” (as defined in Regulation M under the Exchange Act (“Regulation M”)) that would cause a “restricted period” (as defined in Regulation M) to occur during any Unwind Period.

(i)             Party B is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended).

(j)            In addition to any other requirements set forth herein, Party B agrees not to elect Cash Settlement or Net Share Settlement if, in the reasonable judgment of either Party A or Party B, such settlement or Party A’s related market activity would result in a violation of the U.S. federal securities laws or any other federal or state law or regulation applicable to Party B.

(k)         Party B (i) is capable of evaluating investment risks independently, both in general and with regard to the Transaction; (ii) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (iii) has total assets of at least USD 50 million as of the date hereof.

(l)             Party B agrees it will not treat ownership positions held by Party A or any of its Affiliates solely in its (or their) capacity as a nominee or fiduciary for unrelated persons as constituting Beneficial Ownership or Constructive Ownership (as such terms are defined in Party B’s Amended and Restated Declaration of Trust, as amended from time to time (the “Charter”)) by Party A.

(m)     Party B has all necessary corporate or similar power and authority to execute and deliver the letter agreement among Party B, Party A and Wells Fargo Securities, LLC, as forward seller, entitled “Letter Agreement In Respect Of Wells Fargo Ownership Limitation Calculation,” dated October 30, 2017 (the “Letter Agreement”), and perform its obligations in respect of the Letter Agreement; such execution, delivery and performance have been duly authorized by all necessary corporate or similar action on Party B’s part; and the Letter Agreement has been duly and validly executed and delivered by Party B and constitutes its valid and binding obligation, enforceable against Party B in accordance with its terms.

(n)         Neither the execution and delivery of the Letter Agreement nor the incurrence or performance of obligations of Party B thereunder will (1) conflict with or result in a breach of the Charter or by laws (or any equivalent documents) of Party B, (2) conflict with or result in a breach of any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or (3) conflict with, result in a breach of or default under, or result in the creation of any lien under, any agreement or instrument to which Party B or any of its subsidiaries is a party or by which Party B or any of its subsidiaries is bound or to which Party B or any of its subsidiaries is subject, in each case, that is filed as an exhibit to Party B’s Annual Report on Form 10-K for the year ended December 31, 2016 as updated by any subsequent filings.

(o)         Party B acknowledges and agrees that:

(i)             during the term of the Transaction, Party A and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to the Transaction;

(ii)          Party A and its Affiliates may also be active in the market for the Shares and Share-linked transactions other than in connection with hedging activities in relation to the Transaction;

(iii)       Party A shall make its own determination as to whether, when or in what manner any hedging or market activities in Party B’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the 10b-18 VWAP;

(iv)      any market activities of Party A and its Affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price and 10b-18 VWAP, each in a manner that may be adverse to Party B; and

(v)         the Transaction is a derivatives transaction in which it has granted Party A the right, under certain circumstances, to receive cash or Shares, as the case may be; Party A may purchase Shares for its own account at an average price that may be greater than, or less than, the effective price paid by Party B under the terms of the Transaction.

Covenant of Party B:

Subject to the provisions of “Private Placement Procedures” below, the parties acknowledge and agree that any Shares delivered by Party B to Party A on any Settlement Date will be newly issued Shares and when delivered by Party A (or an Affiliate of Party A) to securities lenders from whom Party A (or an Affiliate of Party A) borrowed Shares in connection with hedging its exposure to the Transaction will be freely saleable without further registration or other restrictions under the Securities Act, in the hands of those securities lenders, irrespective of whether such stock loan is effected by Party A or an Affiliate of Party A.  Accordingly, subject to the provisions of “Private Placement Procedures” below, Party B agrees that the Shares that it delivers to Party A on each Settlement Date will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.

Covenants of Party A:

(a)         Unless the provisions set forth below under “Private Placement Procedures” shall be applicable, Party A shall use any Shares delivered by Party B to Party A on any Settlement Date to return to securities lenders to close out open Share loans created by Party A or an Affiliate of Party A in the course of Party A’s or such Affiliate’s hedging activities related to Party A’s exposure under this Confirmation.

(b)         In connection with bids and purchases of Shares in connection with any Cash Settlement or Net Share Settlement of the Transaction, Party A shall use its commercially reasonable efforts to conduct its activities, or cause its Affiliates to conduct their activities, in a manner consistent with the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act, as if such provisions were applicable to such purchases.

Insolvency Filing:

Notwithstanding anything to the contrary herein, in the Agreement or in the Definitions, upon any Insolvency Filing in respect of the Issuer, the Transaction shall automatically terminate on the date thereof without further liability of either party to this Confirmation to the other party (except for any liability in respect of any breach of representation or covenant by a party under this Confirmation prior to the date of such Insolvency Filing).

The parties hereto agree and acknowledge that (1) at any point prior to any Insolvency Filing in respect of the Issuer, Party B shall have the unilateral right to elect Physical Settlement of the Transaction pursuant to the provisions set forth above under the heading “Settlement Terms”; and (2) the Transaction shall automatically terminate on the date of any Insolvency Filing pursuant to the provisions set forth in the immediately preceding paragraph solely to the extent that Party B failed to elect Physical Settlement of the Transaction pursuant to the provisions set forth above under the heading “Settlement Terms” prior to the relevant Insolvency Filing.

Extraordinary Dividends:

If an ex-dividend date for an Extraordinary Dividend occurs on or after the Trade Date and on or prior to the Maturity Date (or, if later, the last date on which Shares are delivered by Party B to Party A in settlement of the Transaction), Party B shall pay an amount, as determined by the Calculation Agent, in cash equal to the product of such Extraordinary Dividend and the Base Amount to Party A on the earlier of (i) the date on which such Extraordinary Dividend is paid by the Issuer to holders of record of the Shares or (ii) the Maturity Date.  “Extraordinary Dividend” means the per Share amount of any cash dividend or distribution, or a portion thereof, declared by the Issuer with respect to the Shares that is specified by the board of trustees of the Issuer as an “extraordinary” dividend.

Acceleration Events:

The following events shall each constitute an “Acceleration Event”:

(a)         Stock Borrow Events.  In the commercially reasonable judgment of Party A (i) Party A (or its Affiliate) is unable to hedge Party A’s exposure to the Transaction because of the lack of sufficient Shares being made available for Share borrowing by lenders, or (ii) Party A (or its Affiliate) would incur an actual cost to borrow a number of Shares equal to the Base Amount of more than a rate equal to 300 basis points per annum (each, a “Stock Borrow Event”);

(b)         Dividends and Other Distributions.  On any day occurring after the Trade Date Party B declares a distribution, issue or dividend to existing holders of the Shares of (i) any cash dividend (other than an Extraordinary Dividend) to the extent all cash dividends having an ex-dividend date during the period from and including any Forward Price Reduction Date (with the Trade Date being a Forward Price Reduction Date for purposes of this clause (b) only) to but excluding the next subsequent Forward Price Reduction Date exceeds, on a per Share basis, the Forward Price Reduction Amount set forth opposite the first date of any such period on Schedule I or (ii) share capital or securities of another issuer acquired or owned (directly or indirectly) by Party B as a result of a spin-off or other similar transaction or (iii) any other type of securities (other than Shares), rights or warrants or other assets, for payment (cash or other consideration) at less than the prevailing market price as reasonably determined by Party A;

(c)          ISDA Early Termination Date.  Party A has the right to designate an Early Termination Date pursuant to Section 6 of the Agreement;

(d)         Other ISDA Events.  The announcement of any event that if consummated, would result in an Extraordinary Event or the occurrence of any Change in Law (other than as specified in clause (Y) of the definition thereof) or a Delisting; provided that in case of a Delisting, in addition to the provisions of Section 12.6(a)(iii) of the 2002 Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); and provided further that the definition of “Change in Law” provided in Section 12.9(a)(ii) of the 2002 Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption, effectiveness or promulgation of new regulations authorized or mandated by existing statute)” and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by Party A on the Trade Date”; or

(e)          Ownership Event.  In the reasonable judgment of Party A, on any day, the Share Amount for such day exceeds the Post-Effective Limit for such day (if any applies).

The “Share Amount” as of any day is the number of Shares that Party A and any person whose ownership position would be aggregated with that of Party A (Party A or any such person, a “Party A Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Party B that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership of under any Applicable Restriction, as determined by Party A in its reasonable discretion. The “Post-Effective Limit” means a number of Shares equal to (x) the minimum number of Shares that could reasonably be expected to give rise to reporting or registration obligations (other than any filing under Section 13 of the Exchange Act and the rules and regulations thereunder, in each case, as in effect on the Trade Date) or other requirements (including obtaining prior approval from any person or entity) of a Party A Person, or could reasonably be expected to result in an adverse effect on a Party A Person, under any Applicable Restriction, as determined by Party A in its reasonable discretion (it being understood that reporting obligations under Section 13 or Section 16 of the Exchange Act and the rules and regulations thereunder, in each case, as in effect on the Trade Date, will not be deemed to have such an adverse effect), minus (y) 1% of the number of Shares outstanding.

Materially Increased Costs

Upon the occurrence of any Change in Law specified in clause (Y) of the definition thereof, Party A and Party B agree to negotiate in good faith for at least five Exchange Business Days (or until such earlier date as an agreement is reached) (any such period of negotiation, the “Amendment Period”) to amend this Confirmation to take account of the resulting “materially increased cost” as such phrase is used in clause (Y) of the definition of “Change in Law.”  Such amendment may, if agreed by Party A and Party B, result in a Change in Law to which an Acceleration Event applies.  If, after negotiating in good faith during the Amendment Period to so amend this Confirmation, Party A and Party B are unable to agree upon such an amendment, the relevant Change in Law specified in clause (Y) of the definition thereof shall constitute an Acceleration Event, notwithstanding any language in clause (d) under the heading “Acceleration Events” above to the contrary.  The Calculation Agent may, in connection with the designation of a Termination Settlement Date following such Acceleration Event, reduce the Forward Price to compensate Party A for any “materially increased costs” incurred during the relevant Amendment Period.  Any Change in Law that results in an actual cost to Party A of borrowing a number of Shares equal to the Base Amount to hedge its exposure to the Transaction that is equal to or less than a rate equal to 300 basis points per annum shall not constitute a “materially increased cost” for purposes of clause (Y) of the definition of “Change in Law” as a result of such cost.

Termination Settlement:

Upon the occurrence of any Acceleration Event, Party A shall have the right to designate, upon at least one Scheduled Trading Day’s notice, any Scheduled Trading Day following such occurrence to be a Settlement Date hereunder (a “Termination Settlement Date”) to which Physical Settlement shall apply, and to select the number of Settlement Shares relating to such Termination Settlement Date; provided that (i) in the case of an Acceleration Event arising out of an Ownership Event, the number of Settlement Shares so designated by Party A shall not exceed the number of Shares necessary to reduce the Share Amount to the Post-Effective Limit and (ii) in the case of an Acceleration Event arising out of a Stock Borrow Event the number of Settlement Shares so designated by Party A shall not exceed the number of Shares as to which such Stock Borrow Event exists.  If, upon designation of a Termination Settlement Date by Party A pursuant to the preceding sentence, Party B fails to deliver the Settlement Shares relating to such Termination Settlement Date when due or otherwise fails to perform obligations within its control in respect of the Transaction, it shall be an Event of Default with respect to Party B and Section 6 of the Agreement shall apply.  If an Acceleration Event occurs during an Unwind Period relating to a number of Settlement Shares to which Cash Settlement or Net Share Settlement applies, then on the Termination Settlement Date relating to such Acceleration Event, notwithstanding any election to the contrary by Party B, Cash Settlement or Net Share Settlement shall apply to the portion of the Settlement Shares relating to such Unwind Period as to which Party A has unwound its hedge and Physical Settlement shall apply in respect of (x) the remainder (if any) of such Settlement Shares and (y) the Settlement Shares designated by Party A in respect of such Termination Settlement Date.

Under no circumstances will Party A be entitled to an adjustment to the terms of the Transaction for the effects of an Extraordinary Dividend (other than as set forth above under the heading “Extraordinary Dividends”) or a change in expected dividends.

Private Placement Procedures:

If Party B is unable to comply with the provisions of “Covenant of Party B” above because of a change in law or a change in the policy of the Securities and Exchange Commission or its staff, or Party A otherwise determines that in its reasonable opinion any Settlement Shares to be delivered to Party A by Party B may not be freely returned by Party A or its Affiliates to securities lenders as described under “Covenant of Party B” above, then delivery of any such Settlement Shares (the “Restricted Shares”) shall be effected pursuant to Annex A hereto, unless waived by Party A; provided that Party A may not otherwise determine that the Settlement Shares are Restricted Shares based solely upon Party A (or its Affiliate) not having borrowed a number of Shares equal to the Base Amount on or before the Effective Date if there has been no change in law or change in the policy of the Securities and Exchange Commission or its staff.

In the event that any Underwriter (as defined in the Underwriting Agreement) that is an Affiliate of Party A has not sold any of its allocation of Borrowed Optional Securities (as defined in the Underwriting Agreement) pursuant to the Registration Statement (as defined in the Underwriting Agreement) with delivery of the Prospectus (as defined in the Underwriting Agreement) to the purchaser thereof on or prior to the later of (i) 90 days from the Effective Date and (ii) the first Settlement Date in respect of which Physical Settlement or Net Share Settlement applies, then the following sentence of clause (i) of the Private Placement Procedures in Annex A shall not be applicable to a number of Restricted Shares equal to the number of Borrowed Optional Securities that have not been so sold by an Affiliate of Party A pursuant to the Registration Statement, and no adjustment to such number of Restricted Shares shall be made in connection with Private Placement Settlement: “In the case of a Private Placement Settlement, Party A shall, in its good faith discretion, adjust the number of Restricted Shares to be delivered to Party A hereunder and/or the Forward Price in a commercially reasonable manner to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by Party A and may only be saleable by Party A at a discount to reflect the lack of liquidity in Restricted Shares.”  In such event, (i) notwithstanding the provisions set forth in paragraph (a) under the heading “Covenants of Party A” above, Party A shall not be required to use such Restricted Shares to return Shares to securities lenders to close out open Share loans created by Party A or an Affiliate of Party A in the course of Party A’s or such Affiliate’s hedging activities related to Party A’s exposure under this Confirmation,  (ii) Party A understands that such Shares will be “restricted securities” (as such term is defined in Rule 144 under the Securities Act), and (iii) Party A shall only be permitted to sell, transfer or dispose of such Shares in accordance with applicable securities laws.

Rule 10b5-1:

It is the intent of Party A and Party B that following any election of Cash Settlement or Net Share Settlement by Party B, the purchase of Shares by Party A during any Unwind Period comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act and that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).

Party B acknowledges that (i) during any Unwind Period Party B does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Shares by Party A (or its agent or Affiliate) in connection with this Confirmation and (ii) Party B is entering into the Agreement and this Confirmation in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act.

Party B hereby agrees with Party A that during any Unwind Period Party B shall not communicate, directly or indirectly, any Material Non-Public Information (as defined herein) to any EDG Personnel (as defined below).  For purposes of the Transaction, “Material Non-Public Information” means information relating to Party B or the Shares that (a) has not been widely disseminated by wire service, in one or more newspapers of general circulation, by communication from Party B to its shareholders or in a press release, or contained in a public filing made by Party B with the Securities and Exchange Commission, or otherwise disseminated in a manner constituting “public disclosure” within the meaning of Regulation FD under the Exchange Act and (b) a reasonable investor might consider to be of importance in making an investment decision to buy, sell or hold Shares.  For the avoidance of doubt and solely by way of illustration, information should be presumed “material” if it relates to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets, or other similar information  For purposes of the Transaction, “EDG Personnel” means any employee on the trading side of the Equity Derivatives Group of Wells Fargo Bank, National Association and does not include Ms. Mary Lou Guttmann, Mr. Michael D. Golden, Ms. Jenny M. Dahlen or Mr. Andrew R. Ralston (or any other person or persons designated from time to time in writing to Party B by the Compliance Group of Party A).

Maximum Share Delivery:

Notwithstanding any other provision of this Confirmation, in no event will Party B be required to deliver on any Settlement Date, whether pursuant to Physical Settlement, Net Share Settlement, Termination Settlement or any Private Placement Settlement, more than 2,400,000 Shares (such number of Shares, the “Forward Shares”) to Party A, subject to reduction by the amount of any Shares delivered by Party B on any prior Settlement Date.

Transfer and Assignment:

The provisions of Section 7 of the Agreement shall apply to the Transaction. Notwithstanding the immediately preceding sentence, Party A may, without the prior written consent of Party B, assign or transfer any of its rights or delegate any of its duties hereunder to any Affiliate of Party A (i) whose obligations hereunder and under the Agreement are guaranteed by Party A or (ii) that has a rating for its long-term, unsecured and unsubordinated indebtedness or a long-term issuer rating that is equal to or better than the rating for Party A’s long-term, unsecured and unsubordinated indebtedness or Party A’s long-term issuer rating, as the case may be, at the time of such assignment or transfer so long as, in each case, at the time of such assignment or transfer, (a) such assignee or transferee is organized under the laws of the United States or any State thereof; (b) Party B will not, as a result of such assignment or transfer, be required to pay to such assignee or transferee an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement greater than the amount in respect of which Party B would have been required to pay Party A in the absence of such assignment or transfer; (c) Party B will not, as a result of such assignment or transfer, receive a payment from which an amount has been withheld or deducted on account of a Tax under Section 2(d)(i) of the Agreement in excess of that which Party A would have been required to so withhold or deduct in the absence of such assignment or transfer; and (d) no Event of Default, Potential Event of Default or Termination Event will occur as a result of such assignment or transfer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Party A to purchase, sell, receive or deliver any Shares or other securities to or from Party B, Party A may designate any of its Affiliates (each, a “Designee”) to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Party A’s obligations in respect of the Transaction and any such Designee may assume such obligations.  Party A shall be discharged of its obligations to Party B only to the extent of performance by a Designee; Party A shall otherwise remain fully liable to Party B for all of its obligations under this Confirmation.

Indemnity:

Party B agrees to indemnify Party A and its Affiliates and their respective directors, officers, agents and controlling parties (Party A and each such Affiliate or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, any breach of any covenant or representation made by Party B in this Confirmation or the Agreement and will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto, but only to the extent that the relevant loss, claim, damage, liability or expense is found in a final and nonappealable judgment by a court of competent jurisdiction to have resulted from such breach. Party B will not be liable under this Indemnity paragraph to the extent that any loss, claim, damage, liability or expense is found in a final and nonappealable judgment by a court to have resulted from Party A’s negligence or willful misconduct.

Notice:

Non-Reliance:	Applicable

Additional Acknowledgments:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:
Applicable

4.                                      The Agreement is further supplemented by the following provisions:

No Collateral or Setoff:

Notwithstanding Section 6(f) or any other provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Party B hereunder are not secured by any collateral.  Obligations under the Transaction shall not be set off against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be set off against obligations under the Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff.  In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (a) separate amounts shall be calculated as set forth in such Section 6(e) with respect to (i) the Transaction and (ii) all other Transactions, and (b) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement.

Status of Claims in Bankruptcy:

Party A acknowledges and agrees that this confirmation is not intended to convey to Party A rights with respect to the transactions contemplated hereby that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Party B; provided, however, that nothing herein shall limit or shall be deemed to limit Party A’s right to pursue remedies in the event of a breach by Party B of its obligations and agreements with respect to this Confirmation and the

Agreement; and provided further, that nothing herein shall limit or shall be deemed to limit Party A’s rights in respect of any transaction other than the Transaction.

Limit on Beneficial Ownership:

Notwithstanding any other provisions hereof, Party A shall not have the “right to acquire” (within the meaning of NYSE Rule 312.04(g)) Shares hereunder and Party A shall not be entitled to take delivery of any Shares deliverable hereunder (in each case, whether in connection with the purchase of Shares on any Settlement Date or any Termination Settlement Date, any Private Placement Settlement or otherwise) to the extent (but only to the extent) that, after such receipt of any Shares hereunder, and after taking into account any Shares or any other class of voting securities of Party B concurrently deliverable to Party A pursuant to the Base Confirmation, (i) the Share Amount would exceed the Post-Effective Limit, (ii) the Section 16 Percentage would exceed 9.5% or (iii) Party A and each person subject to aggregation of Shares with Party A under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder (the “Party A Group”) would directly or indirectly beneficially own (as such term is defined for purposes of Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) in excess of 4,880,840 Shares (the “Threshold Number of Shares”). Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, and after taking into account any Shares or any other class of voting securities of Party B concurrently deliverable to Party A pursuant to the Base Confirmation, (i) the Share Amount would exceed the Post-Effective Limit, (ii) the Section 16 Percentage would exceed 9.5% or (iii) Party A Group would directly or indirectly so beneficially own in excess of the Threshold Number of Shares.  If any delivery owed to Party A hereunder is not made, in whole or in part, as a result of this provision, Party B’s obligation to make such delivery shall not be extinguished and Party B shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Party A gives notice to Party B that, after such delivery, and after taking into account any Shares or any other class of voting securities of Party B concurrently deliverable to Party A pursuant to the Base Confirmation, (i) the Share Amount would not exceed the Post-Effective Limit, (ii) the Section 16 Percentage would not exceed 9.5% and (iii) Party A Group would not directly or indirectly so beneficially own in excess of the Threshold Number of Shares. The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Party A and any of its Affiliates or any other person subject to aggregation with Party A for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Party A is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day.

In addition, notwithstanding anything herein to the contrary, if any delivery owed to Party A hereunder is not made, in whole or in part, as a result of the immediately preceding paragraph, Party A shall be permitted to make any payment due in respect of such Shares to Party B in two or more tranches that correspond in amount to the number of Shares delivered by Party B to Party A pursuant to the immediately preceding paragraph.

Delivery of Cash:

For the avoidance of doubt, nothing in this Confirmation shall be interpreted as requiring Party B to deliver cash in respect of the settlement of the Transaction, except (i) as set forth above under “Extraordinary Dividends,” (ii) in circumstances where cash settlement is within Party B’s control (including, without limitation, where Party B elects to deliver or receive cash or where Party B has made a Private Placement Settlement in accordance with Annex A unavailable due to the occurrence of events within its control) or (iii) in those circumstances in which holders of Shares would also receive cash.  For the avoidance of doubt, the preceding sentence shall not be construed as limiting any damages that may be payable by Party B as a result of breach of this Confirmation.

Wall Street Transparency and Accountability Act:

In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”), the parties hereby agree that neither the enactment of the WSTAA or any regulation under the WSTAA, nor any requirement under the WSTAA or an amendment made by the WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the 2002 Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from any Acceleration Event or Illegality (as defined in the Agreement)).

Miscellaneous:

(a)         Addresses for Notices.  For the purpose of Section 12(a) of the Agreement:

Address for notices or communications to Party A:

Notwithstanding anything to the contrary in the Agreement, all notices to Party A in connection with the Transaction are effective only upon receipt of email message to CorporateDerivativeNotifications@wellsfargo.com.

Address for notices or communications to Party B:

Address:	Corporate Office Properties Trust
6711 Columbia Gateway Drive, Suite 300
Columbia, MD 21046
Attention:	General Counsel
Telephone No.:	(443) 285-5400
Email:	david.finch@copt.com

(b)         Waiver of Right to Trial by Jury.  Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Confirmation.  Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Confirmation by, among other things, the mutual waivers and certifications herein.

Acknowledgements:

The parties hereto intend for:

(a)         the Transaction to be a “securities contract” as defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), qualifying for the protections under Section 555 of the Bankruptcy Code;

(b)         a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as defined in the Bankruptcy Code;

(c)          Party A to be a “financial institution” within the meaning of Section 101(22) of the Bankruptcy Code; and

(d)         all payments for, under or in connection with the Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” as defined in the Bankruptcy Code.

If Party A is a bank regulated by the Federal Deposit Insurance Corporation, (i) Party A recognizes and intends that this Transaction is, and shall constitute, a “qualified financial contract” as that term is defined in 12 U.S.C. §1821(e)(8)(d)(i), as the same may be amended, modified, or supplemented from time to time; and (ii) Party A represents and warrants that it is authorized by appropriate corporate action under applicable law to enter into the Transaction as evidenced by the execution of this Confirmation by an officer of Party A at the level of vice president or higher.

Severability:

If any term, provision, covenant or condition of this Confirmation, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable in whole or in part for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Confirmation had been executed with the invalid or unenforceable provision eliminated, so long as this Confirmation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Confirmation and the deletion of such portion of this Confirmation will not substantially impair the respective benefits or expectations of parties to this Agreement; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6 or 13 of the Agreement (or any definition or provision in Section 14 to the extent that it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

Tax Matters:

(a)         Payer Tax Representations. For the purpose of Section 3(e) of the Agreement, Party A and Party B make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of the Agreement) to be made by it to the other party under the Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Sections 3(f) and 3(g) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) of the Agreement by reason of material prejudice to its legal or commercial position.

(b)         Payee Tax Representations. For the purpose of Section 3(f) of the Agreement, Party A and Party B make the following representations:

(i)             The following representations will apply to Party A:

A.                                    Party A is a national banking association organized or formed under the laws of the United States and is an exempt recipient under U.S. Treasury Regulation Section 1.6049-4(c)(1)(ii)(M).

(ii)          The following representations will apply to Party B:

A.                                    Party B is a corporation for U.S. federal income tax purposes.

B.                                    Party B is a “U.S. person” (as that term is used in section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes and a real estate investment trust that is an exempt recipient under U.S. Treasury Regulation Section 1.6049-4(c)(1)(ii)(J).

(c)          Agreements to Deliver Documents. For the purpose of Section 4(a)(i) of the Agreement, Party A and Party B each agrees to deliver, as applicable, (i) in the case of Party A, a completed and accurate U.S. Internal Revenue Service Form W-9 (or successor thereto) and (ii) in the case of Party B, a complete and accurate U.S. Internal Revenue Service Form W-9 (or successor thereto), in each case (x) promptly upon execution of this Confirmation, (y) promptly upon reasonable demand by the other party and (z) promptly upon learning that any form previously provided has become obsolete or incorrect.

(d)         Change of Account. Section 2(b) of the Agreement is hereby amended by the addition of the following after the word “delivery” in the first line thereof: “to another account in the same legal and tax jurisdiction”.

(e)          “Tax” as used in this “Tax Matters” section and “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include (i) any tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”) and (ii) any tax imposed or collected pursuant to Section 871(m) of the Code or any current or future regulations or official interpretation thereof (a “Section 871(m) Withholding Tax”). For the avoidance of doubt, each of a FATCA Withholding Tax and a Section 871(m) Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for purposes of Section 2(d) of the Agreement.

(f)           Deduction or Withholding for Tax. Sections 2(d)(i), 2(d)(i)(4) and 2(d)(ii)(1) of the Agreement and the definition of “Tax” are hereby amended by replacing the words “pay”, “paid”, “payment” or “payments” with the words “pay or deliver”, “paid or delivered”, “payment or delivery” or “payments or deliveries”, respectively.

(g)          In connection with entering into this Confirmation, neither Party B nor any Affiliate thereof will acquire any long position (either directly or indirectly, including through a derivative transaction) with respect to the Shares.

[Remainder of page intentionally left blank]

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation and returning it to CorporateDerivativeNotifications@wellsfargo.com.

Very truly yours,
WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Thomas Yates
Name:	Thomas Yates
Title:	Managing Director

Accepted and confirmed as
of the date first above written:

CORPORATE OFFICE PROPERTIES TRUST

By:	/s/ Stephen E. Budorick
Name:	Stephen E. Budorick
Title:	President and Chief Executive Officer

I-1

ANNEX A

PRIVATE PLACEMENT PROCEDURES

(i)                                     If Party B delivers the Restricted Shares pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Party B shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Party A; provided that if, on or before the date that a Private Placement Settlement would occur, Party B has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Party B to Party A (or any Affiliate designated by Party A) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by Party A (or any such Affiliate of Party A) or Party B fails to deliver the Restricted Shares when due or otherwise fails to perform obligations within its control in respect of a Private Placement Settlement, it shall be an Event of Default with respect to Party B and Section 6 of the Agreement shall apply.  The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Party A, due diligence rights (for Party A or any designated buyer of the Restricted Shares by Party A), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Party A.  In the case of a Private Placement Settlement, Party A shall, in its good faith discretion, adjust the number of Restricted Shares to be delivered to Party A hereunder and/or the Forward Price in a commercially reasonable manner to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by Party A and may only be saleable by Party A at a discount to reflect the lack of liquidity in Restricted Shares.  Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Clearance System Business Day following notice by Party A to Party B of the number of Restricted Shares to be delivered pursuant to this clause (i).  For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Settlement Date or Termination Settlement Date that would otherwise be applicable.

(ii)                                  If Party B delivers any Restricted Shares in respect of the Transaction, unless it is advised in writing by outside counsel that any of the following actions would violate applicable securities laws because of a change in law or a change in the policy of the Securities and Exchange Commission or its staff occurring after the Trade Date, Party B agrees that (i) such Shares may be transferred by and among Party A and its Affiliates and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after the applicable Settlement Date, Party B shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Party A (or such Affiliate of Party A) to Party B or such transfer agent of seller’s and broker’s representation letters customarily delivered by Party A or its Affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Party A (or such Affiliate of Party A).

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